UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

Duff & Phelps Utility and Corporate Bond Trust Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 27, 2020

DEAR FELLOW SHAREHOLDER:

We recently sent you proxy material in connection with the Annual Meeting of Shareholders of Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC”) scheduled to be held on March 24, 2020.

In addition to the election of your Board’s two nominees, please be aware that an opportunist shareholder, Karpus Management, Inc., has submitted a shareholder proposal that has been included on the meeting agenda. The shareholder proposal requests the Board to consider a self-tender and possible liquidation of your fund.

It is important that we inform you that Karpus has a long history of targeting and pressuring closed-end fund Boards to initiate self-tenders and/or liquidating funds to realize short term gains for themselves to the potential detriment of ALL other shareholders. It is a well-documented and self-serving strategy that is against our long-term perspective.

Important to send a strong message

It is critical that you and your fellow shareholders send a strong message to Karpus that you support your Board and are AGAINST the shareholder proposal. Your vote really does mean something. Please take a moment to sign, date and mail the enclosed proxy card in the envelope provided or follow the instructions at the end of this letter to vote by internet or telephone.

Board and Management Promise to Protect All Shareholders

Your Board and DUC senior management promise to adhere to DUC’s stated investment mandate. We know that DUC shareholders and your Board’s investment objectives are aligned - Provide all investors with current income consistent with investing in securities of investment grade quality. Your Board is keenly aware that a successful long-term strategy does NOT include potentially liquidating your investment at fire sale prices and cause your fund to bear additional expenses.

DUC Continues to Meet Long Term Goals

Your fund has performed in a consistent manner with its investment mandate. Below are few highlights:

• On December 19, 2019 DUC announced a 43% increase in its distribution rate

• Based on the December 31, 2019 closing price of $9.14, DUC Fund common stock had an annualized distribution rate of 6.56%

• DUC Share price for 2019 has increased 11.2%

Please see reverse side

• As of 12/31/19, DUC’s one year total return at net asset value was 9.5%, which was 0.8% above the return of the Bloomberg Barclays U.S. Aggregate Bond Index for the same time period.

We will continue to keep you appraised of any new developments regarding the shareholder proposal and overall voting participation. In the interim, please support your Board and your investment by voting AGAINST the shareholder proposal by signing, dating, and mailing the enclosed proxy card in the return envelope provided.

SINCERELY,

DANIEL J. PETRISKO

CHIEF INVESTMENT OFFICER

Four Convenient Voting Methods to Cast Your Vote

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free: 1-833-892-6624. Representatives are available Monday through Friday 10 a.m. to 8 p.m. Eastern time.

2. Vote by Touch-Tone Phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.
3. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.
4. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

If you have any questions regarding the shareholder meeting or voting, please call DUC’s proxy solicitor, Di Costa Partners at 1-833-892-6624.